EXHIBIT 4.8
CONSENT OF EXPERT
     I, Lanliang Niu, hereby consent to the inclusion and incorporation by reference in this Registration Statement on Form F-8 of Silvercorp Metals Inc. (the “Registration Statement”) of references to and information derived from the technical technical report entitled “Technical Report on Gaocheng Ag-Zn-Pb Project, and Shimentou Au-Ag-Zn-Pb Project, Guangdong Province, People’s Republic of China” dated April 30, 2008 (the “Incorporated Information”). I also consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

/s/ Lanliang Niu Name: Lanliang Niu
Date: June 15, 2009